Exhibit 8.1

(202) 274-2000

October 22, 2010

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

201 N. Second St.

Seneca, South Carolina 29678

Re:	Federal Tax Consequences of Mutual Holding Company Formation and Stock Issuance

Gentlemen:

We have been requested as special counsel to Oconee Federal Savings and Loan Association, a federally chartered mutual savings association (the “Mutual Association”, “Association,” or “Stock Association,” as the context requires), Oconee Federal, MHC, a to-be-formed federally chartered mutual holding company (“Mutual Holding Company”) and Oconee Federal Financial Corp., a to-be-formed federally chartered subsidiary holding company with the power to issue stock (“Stock Holding Company”), to express our opinion concerning material federal income tax consequences relating to the reorganization of the Association from a mutual savings and loan association to a mutual holding company (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to that certain Oconee Federal Savings & Loan Association Plan of Reorganization From a Mutual Savings and Loan Association to a Mutual Holding Company and Stock Issuance Plan (the “Plan of Reorganization”). Concurrently with the Reorganization, Oconee Federal Financial Corp. will offer for sale up to 49.9% of its Common Stock on a priority basis to depositors and Tax-Qualified Employee Plans of Oconee Federal Savings and Loan Association, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

Source of Facts. It has been represented to us that the facts set forth herein apply to the Reorganization. In preparing this letter, we relied on the attached, duly authorized and executed representations regarding the Reorganization. If any of the facts are incorrect or incomplete, our discussion and conclusion may be different than those set forth below. We are under no obligation and we expressly disavow any obligation to advise the Association, the Mutual Holding Company or the Stock Holding Company if we learn that the facts are not as they have been represented to us. We have made such investigations as we have deemed relevant or

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. In connection therewith, we have examined the Plan of Reorganization and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of the Association at a meeting duly called and held, that the Association will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

Source of Law. In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (“Treasury Regulations”) thereunder, and upon current Internal Revenue Service (the “Service”) administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinions, we have assumed that the persons and entities identified in the Plan of Reorganization will at all times comply with the requirements of Code Section 351, the other applicable state and federal laws and the representations of the Association. In addition, we have assumed that the activities of the persons and entities identified in the Plan of Reorganization will be conducted strictly in accordance with the Plan of Reorganization. Any variations may affect the opinions we are rendering.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Service or a court.

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

PROPOSED TRANSACTION

On August 19, 2010, the board of directors of the Association adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Association’s board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

(i)	The Association will organize an interim stock savings and loan association as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock savings and loan association as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize the Stock Holding Company as a separate wholly owned subsidiary;

(iv)	Association will exchange its charter for that of a federal stock savings and loan association charter, becoming Stock Association (the “Conversion”). Simultaneously, Interim One will cancel its outstanding shares and exchange its charter for a mutual holding company charter to become the Mutual Holding Company. In the Conversion, Association’s members will constructively receive shares of stock in Stock Association in exchange for their mutual ownership interests in Mutual Association;

(v)	Simultaneously, with steps (iii) and (iv), Interim Two will merge with and into Stock Association (the “Merger”) with Stock Association surviving and Mutual Holding Company receiving stock of Stock Association. In the Merger, the former members of the Association will exchange the stock of Stock Association constructively received in the Conversion for mutual ownership interests in the Mutual Holding Company (the “351 Transaction”);

(vi)	The Mutual Holding Company will contribute the stock of Stock Association to the Stock Holding Company in a constructive exchange for additional Stock Holding Company stock (the “Secondary 351 Transaction”), and

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

(vii)	Contemporaneously, with the contribution set forth in “(vi)”, Stock Holding Company will offer to sell up to 49.9% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

Collectively, the above steps are referred to as the “Reorganization.” Those persons who, as of the date of the Reorganization (the “Effective Date”), hold depository rights with respect to Mutual Association will thereafter have such rights solely with respect to Stock Association. Each deposit account with Mutual Association at the time of the exchange will become a deposit account in Stock Association in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Mutual Association immediately prior to the Reorganization will continue to have such rights solely with respect to Oconee Federal, MHC so long as they continue to hold deposit accounts or borrowings with Stock Association. All new depositors of Stock Association after the completion of the Reorganization will have ownership rights solely with respect to Oconee Federal, MHC so long as they continue to hold deposit accounts with Stock Association.

The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of the Stock Association on the Effective Date. The shares of Stock Association common stock constructively received by the Stock Association stockholders (formerly the members of the Association holding liquidation and voting rights in the Association) will be transferred to the Mutual Holding Company by such persons in exchange for equity interests (i.e., liquidation and voting rights) in the Mutual Holding Company.

Following the Reorganization, Stock Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of Stock Holding Company. Stock Holding Company may issue any amount of non voting stock to persons other than Mutual Holding Company. No such non voting stock will be issued as of the date of the Reorganization.

LAW AND ANALYSIS

Code Section 368(a)(1)(F) provides that the term reorganization means a mere change in identity, form, or place of organization of one corporation, however effected.

Code Section 351(a) provides that no gain or loss will be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in Code Section 368(c)) of the corporation.

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

Code Section 368(c) provides that “control” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

Code Section 354(a) provides that, in general, no gain or loss shall be recognized if stock or securities in a corporation that is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation that is a party to the reorganization.

Application of the Law to the Facts Regarding the Conversion.

We believe that the Conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association shall be a mere change in identity, form or place of organization under Code Section 368(a)(1)(F).

In Revenue Ruling 2003-48, 2003-1 C.B. 863, the Service ruled that a mutual savings bank’s conversion to a stock savings bank in a manner substantially similar to the structure at issue was a tax-free reorganization under Code Section 368(a)(1)(F). In Revenue Ruling 2003-48, a state-chartered mutual bank incorporated a mutual holding company initially organized in stock form. Although the mutual holding company was temporarily organized as a stock corporation solely due to regulatory requirements, the parties intended at the time the mutual holding company was organized that it would operate and function in mutual form. In turn, the mutual holding company incorporated two wholly owned subsidiaries, the stock holding company and a transitory stock corporation.

Thereafter, the following events occurred substantially contemporaneously: (i) the State X chartered mutual bank exchanged its State X mutual bank charter for a State X stock savings bank charter and changed its name to stock bank; (ii) the mutual holding company cancelled its outstanding stock and exchanged its charter for a State X mutual holding company charter; and (iii) the transitory stock corporation merged with and into the stock bank with the stock bank surviving as a wholly owned subsidiary of the mutual holding company with the mutual bank’s members receiving the mutual holding company membership interests in place of their former mutual bank membership interests. Thereafter, the mutual holding company transferred all of its stock bank stock to the stock holding company in exchange for voting stock of the stock holding company. Under applicable State X law, the stock bank’s corporate existence as a stock savings bank was a continuation of the state-chartered mutual bank’s corporate existence as a mutual savings bank. Pursuant to the same plan, the stock holding company issued more than 20 percent but less than 50 percent of its common stock to the public in a stock offering.

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

The Service ruled that the exchange of the bank’s State X mutual bank charter for a State X stock savings bank charter qualified as a reorganization under Code Section 368(a)(1)(F) because the stock bank was a continuation of the state-chartered mutual bank under applicable state law. Because the stock bank was a continuation of the state-chartered mutual bank, the tax attributes of the state-chartered mutual bank continued as tax attributes of the stock bank. Finally, the Service ruled that the subsequent transfer of the stock bank stock to the stock holding company did not prevent the conversion from qualifying as a reorganization under Code Section 368(a)(1)(F).

Furthermore, the Service noted that because the status of the mutual holding company as a stock holding company was transitory, the conversion of the mutual holding company from a stock holding company to a mutual holding company was disregarded.

Similarly, in the Conversion, the Association will exchange its federal mutual savings and loan association charter for a federal stock savings and loan association charter. Simultaneous with the Conversion and pursuant to the Plan of Reorganization, the Stock Association shareholders (having constructively received shares of Stock Association stock in the Conversion) will transfer all of their stock in Stock Association to Mutual Holding Company in exchange for an ownership interest in the Mutual Holding Company. Following the Conversion, Stock Association will continue to operate as a continuation of Association under federal law with the same deposit accounts, and assets and liabilities. Consequently, we believe that because Stock Association is a continuation of Association under federal law, the Conversion from the Association to the Stock Association qualifies as a tax-free reorganization under Code Section 368(a)(1)(F). The subsequent transfer of Stock Association stock to Stock Holding Company does not prevent the conversion from qualifying as a reorganization under Code Section 368(a)(1)(F).

Application of the Law to the Facts Regarding the 351 Transaction.

In Revenue Ruling 2003-48, the Service also ruled that because the former owners of the state-chartered mutual bank were in control (within the meaning of Code Section 368(c)) of the mutual holding company, their transfer of their equity interests in the state-chartered mutual bank to the mutual holding company, in exchange for membership interests in the mutual holding company, qualified as a transfer described in Code Section 351. Furthermore, that transaction qualified as a transfer described in Code Section 351, even though the mutual holding company transferred all of its stock bank stock to the stock holding company.

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

Similarly, in the 351 Transaction the former members of the Association will exchange the stock of Stock Association constructively received in the Conversion for mutual ownership interests in the Mutual Holding Company, and will immediately thereafter collectively own 100 percent of the equity interests in the Mutual Holding Company. Accordingly, we believe that the 351 Transaction will qualify as a tax-free exchange of property solely for “stock” (i.e. membership interests in the Mutual Holding Company) under Code Section 351.

Application of the Law to the Facts Regarding the Secondary 351 Transaction.

The Service ruled in Revenue Ruling 2003-48 that the mutual holding company’s contribution of the stock of the stock bank to the stock holding company solely in exchange for shares of stock holding company’s voting common stock constitutes a transfer described in Code Section 351. Similar to the 351 Transaction, the Mutual Holding Company will contribute the stock of Stock Association received from the former Stock Association shareholders to the Stock Holding Company in a constructive exchange for additional Stock Holding Company stock. Because Mutual Holding Company owns 100 percent of the outstanding shares of stock of Stock Holding Company, no additional shares of Stock Holding Company stock will be issued to Mutual Holding Company. An issuance of additional shares to the Mutual Holding Company would be meaningless. Accordingly, we believe that the Secondary 351 Transaction will also qualify as a tax-free exchange of property solely for stock under Code Section 351.

SUMMARY OF OPINIONS

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

With Respect to the Conversion:

1. The conversion of Oconee Federal Savings and Loan Association’s charter from a mutual savings and loan association charter to a stock savings and loan association charter will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Oconee Federal Savings and Loan Association in either its mutual form or stock form. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

2. Stock Association’s holding period in the assets received from Mutual Association will include the period during which such assets were held by Mutual Association. (Code Section 1223(2)).

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

3. Stock Association’s basis in the assets of Oconee Federal Savings and Loan Association will be the same as the basis of such assets in the hands of Mutual Association immediately prior to the Reorganization. (Code Section 362(b)).

4. Mutual Association members will recognize no gain or loss upon the constructive receipt of solely Stock Association common stock in exchange for their membership interests in Mutual Association. (Code Section 354(a)(1)).

5. Stock Association will succeed to and take into account Mutual Association’s earnings and profits or deficit in earnings and profits, as of the date of the Reorganization. (Code Section 381).

6. For purposes of Section 381, Stock Association will be treated the same as Mutual Association, and therefore, Mutual Association’s tax year will not end merely as a result of the conversion of Mutual Association to stock form and Stock Association will not be required to obtain a new employee identification number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

7. No gain or loss shall be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of Mutual Association on the issuance to them of withdrawable deposit accounts in Stock Association plus liquidation rights with respect to Mutual Holding Company, in exchange for their deposit accounts in the Mutual Association or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

8. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Stock Holding Company. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

9. The basis of the deposit accounts in the Stock Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Mutual Association will be the same as the basis of their deposit accounts in Mutual Association surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in Mutual Holding Company to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members of Mutual Association shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

With Respect to the 351 Transaction:

10. The exchange of Stock Association common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Mutual Holding Company will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code. (Rev. Rul. 2003-48, 2003-19 I.R.B. 863).

11. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Association common stock (which they constructively received in the conversion of Mutual Association to stock form) to Mutual Holding Company solely in exchange for membership interests in Mutual Holding Company. (Code Section 351).

12. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members’ basis in the Mutual Holding Company membership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

13. Mutual Holding Company will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Mutual Holding Company. (Code Section 1032(a)).

14. Mutual Holding Company’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is zero) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction. (Code Section 362(a)).

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

15. Mutual Holding Company’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons. (Code Section 1223(2)).

With Respect to the Secondary 351 Transaction:

16. Mutual Holding Company and the persons who purchased Common Stock of Stock Holding Company in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Association stock and cash, respectively, to Stock Holding Company in exchange for stock in Oconee Federal Financial Corp. (Code Section 351(a)).

17. Stock Holding Company will recognize no gain or loss on its receipt of Stock Association stock and cash in exchange for Stock Holding Company Common Stock. (Code Section 1032(a)).

18. Mutual Holding Company’s basis in the Stock Holding Company Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Association stock transferred. (Code Section 358(a)(1)).

19. Mutual Holding Company’s holding period in the Stock Holding Company Common Stock received will include the period during which it held the Stock Association common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

20. Stock Holding Company’s basis in the Stock Association stock received from Mutual Holding Company will be the same as the basis of such property in the hands of Mutual Holding Company. (Code Section 362(a)).

21. Stock Holding Company’s holding period for the Stock Association stock received from Mutual Holding Company will include the period during which such property was held by Mutual Holding Company. (Code Section 1223(2)).

22. It is more likely than not that the basis of the Stock Holding Company Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion under paragraph 8 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. With respect to our opinion under paragraphs 8 and 22, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that McAuliffe Financial, LLC has issued a letter to the Board of Directors of Oconee Federal Financial Corp. and Oconee Federal Savings and Loan Association dated September 3, 2010 that the subscription rights will have no ascertainable fair market value. Finally, we note that the Internal Revenue Service has not in the past concluded that subscription rights have value.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Stock Holding Company and/or the Stock Association may be taxable on the distribution of the subscription rights.

We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation other than as expressed above.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

Boards of Directors

Oconee Federal Savings and Loan Association

Oconee Federal Financial Corp.

Oconee Federal, MHC

October 22, 2010

We hereby consent to the filing of the opinion as an exhibit to the Association’s combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as an exhibit to the Stock Holding Company’s Application on Form H-(e)1-S, as filed with the OTS and Stock Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H-(e)1-S, and S-1 under the captions “The Reorganization and the Stock Offering - Tax Effects of the Reorganization” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick
LUSE GORMAN POMERENK & SCHICK
A Professional Corporation